EXHIBIT 16

March 28, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Delta Air Lines, Inc.'s Form 8-K/A dated March 28, 2006, and have the following comments:

1.	We agree with the statements made in the first, second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Atlanta, Georgia